Exhibit 10.14

«date»

«full_name»

«address_line_1»

«city», «state» «zip_code»

Dear «first_name»:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to inform you that Yahoo! will provide you with the severance protections described in this letter agreement (“Agreement”). This Agreement is being offered to you to provide both you and Yahoo! with certainty in the event that your employment with Yahoo! is terminated by Yahoo! without Cause.1 You will not be entitled to any severance benefits under this Agreement if your employment is terminated with Cause, if you voluntarily resign from your employment with Yahoo!, or if your employment terminates due to your death or disability.2

[1]

For purposes of this Agreement, “Cause” means termination of your employment by the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this Agreement and the Employee Confidentiality and Assignment of Inventions Agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) your indictment or conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it will not be deemed a waiver of its rights under this provision.

[2]

In no event will you be considered to have terminated employment for purposes of this letter if your employment by Yahoo! (including a subsidiary or affiliate) terminates and, immediately after such termination, you continue as an employee of another subsidiary or affiliate of Yahoo! (or Yahoo! Inc. if you had previously been employed by a subsidiary).

Severance. If your employment is terminated by Yahoo! without Cause (and other than due to your death or disability) and you comply with the release and other requirements described below, then you will be entitled to the benefits set forth below this paragraph. Yahoo! will provide you with written notice that your employment will terminate (the “Termination Notice”). You will remain employed by Yahoo! for a period of time as determined by Yahoo!, in its sole discretion, after the Termination Notice is provided (the “Notice Period”), but such period will not exceed              months. (For purposes of clarity, a Notice Period is not required, and the Company may terminate your employment immediately at any time upon delivery of a Termination Notice without providing a Notice Period.) The date your employment with Yahoo! terminates will be considered your “Termination Date.”

1.	Yahoo! will pay you the following amounts in cash as severance:

a.	an amount equal to your base salary (at the monthly rate in effect at the time the Termination Notice is provided to you) for a period of [EVPs: twelve (12); SVPs: six (6)] months less the number of months in the Notice Period (including partial months), such amount to be paid in a single lump sum;

b.	a lump sum payment equal to [EVPs: one hundred percent (100%); SVPs: fifty percent (50%)] of your annual target bonus for the year in which your Termination Notice is provided; and

c.	a lump sum payment of a prorated bonus for the year in which your Termination Notice is provided, determined by multiplying (i) the lesser of your annual target bonus for such year or the annual bonus you would have been entitled to receive for such year if your employment had not terminated by (ii) a fraction, the numerator of which is the number of whole months of your active employment with Yahoo! during such year and the denominator of which is twelve (12).

The severance payments described above will be made on or before the sixtieth (60th) business day following your Termination Date, provided that if such period of 60 business days spans two calendar years, such payments will be made in the second of the two calendar years, and provided, further, that the prorated bonus referred to in 1(c) above will be paid at the same time bonuses for the applicable year are paid to the Company’s employees generally.

2.	Provided that you timely elect continued coverage under COBRA, Yahoo! will pay you an amount equal to your premium for continued group health coverage for the period you continue COBRA coverage (up to a maximum of [EVPs: twelve (12); SVPs: six (6)] months following your Termination Date), provided that Yahoo!’s obligation to make such payments will cease if you become eligible for coverage under the health plan of another employer or Yahoo! ceases to offer group medical coverage to its active executive employees or otherwise is under no obligation to offer you COBRA continuation coverage.

3.	[You will be entitled to accelerated vesting of your then-outstanding equity awards as provided under “Equity Awards” below.] [For executives who hold awards granted prior to February 2011 or any non-executive awards granted after January 2011.]

4.	[You will be entitled to accelerated vesting of your then-outstanding equity awards if and only to the extent provided in the applicable award agreements.] [For executives who hold only executive form awards granted after January 2011.]

[For executives who hold awards granted prior to February 2011 or any non-executive awards granted after January 2011.] [Equity Awards. To the extent that you hold equity-based awards granted by Yahoo! under its equity incentive plans that are outstanding and unvested as of the date of this Agreement (your “Outstanding Awards”), the award agreement that evidences each such Outstanding Award is hereby amended to provide as follows:

1.	Stock Options. If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is a stock option will vest and become exercisable on your Termination Date with respect to each installment of such stock option that is scheduled to vest within six (6) months after your Termination Date. The vested portion of the option will be exercisable following your termination for the period specified in the applicable option agreement, and any portion of the option that is not vested (after giving effect to the foregoing acceleration provision) will terminate on your Termination Date.

2.	Time-Based RSUs. If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is a restricted stock unit award (“RSU”) that vests based solely on the passage of time will vest on your Termination Date with respect to each installment of such award that is scheduled to vest within six (6) months after your Termination Date and will be paid as provided in the award agreement. Any portion of the award that is not vested (after giving effect to the foregoing acceleration provision) will terminate on your Termination Date.

3.	Performance-Based RSUs (OCF and AFP). If your employment with Yahoo! is terminated by Yahoo! without Cause (and other than as a result of your death or disability), each of your Outstanding Awards that is an RSU that vests based on the Company’s achievement of financial performance goals (other than total stockholder return) will be subject to the following provisions:

•

any RSUs credited (or to be credited) to you in accordance with the terms of the award with respect to Company performance for any fiscal year ended prior to the year in which your Termination Date occurs, to the extent not then vested, will vest as of your Termination Date and be paid as provided in the award agreement;

•

if you are employed with Yahoo! for six months or more of the fiscal year in which your Termination Date occurs, you will be credited with an additional number of RSUs for that fiscal year equal to (a) the number of RSUs that would have been credited at the end of such year based on Company performance under the terms of the award, multiplied by (b) a fraction, the numerator of which is the number of whole months of your employment with Yahoo! during such year and the denominator of which is twelve (12), such credited units to be paid after the end of such year as provided in the award agreement; and

•	any RSUs subject to the award that do not vest in accordance with the preceding provisions will terminate as of your Termination Date.

In the event that a termination of your employment under the circumstances described above occurs and you would be entitled to greater accelerated vesting of any Outstanding Award in the circumstances under the terms of the applicable award agreement (or other agreement with, or applicable plan of, the Company) than under the applicable provisions of this Agreement, you will be entitled to the accelerated vesting of the award provided in the Outstanding Award agreement (or such other agreement or plan), and the provisions of this Agreement will be disregarded as to that award. In no event will you be entitled to accelerated vesting of an Outstanding Award under both this Agreement and another agreement or plan. For purposes of clarity, this agreement does not limit any right that you may have to accelerated vesting of your awards in any other circumstances (for example, and without limitation, upon a change in control) pursuant to the applicable agreement or plan.

You will be entitled to accelerated vesting of any then-outstanding equity awards that are granted after the date of this Agreement as and to the extent provided in the applicable award agreements.

Except as expressly set forth above, this Agreement does not modify any other terms of any of your Outstanding Awards. For avoidance of doubt, this Agreement does not modify any provisions of any of your Outstanding Awards that are RSUs that vest based on the Company’s total stockholder return.]

Conditions of Severance; Exclusive Remedy. All benefits specified in this Agreement are conditioned on (1) you signing a full release of any and all claims against Yahoo! in a release form acceptable to Yahoo! (within the period specified in it by the Company, which in no event shall be more than fifty days following your Termination Date) and your not revoking such release pursuant to any revocation rights afforded by applicable law, and (2) your compliance with your obligations under your Employee Confidentiality and Assignment of Inventions Agreement, or similar agreement. To the extent that you are otherwise entitled to Company-paid COBRA coverage as provided above, such benefit shall not be suspended during the period of time you consider such a release, but shall terminate immediately in the event that you do not timely provide (or in the event that you revoke) such release. You agree that the benefits specified in this Agreement (and any applicable acceleration of vesting of an equity-based award in accordance with its terms) will constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to your termination.

Tax Matters.

(a) Withholding. Yahoo! will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement.

(b) Section 280G. If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, any cash severance benefits contemplated by Section 1 under “Severance” above and any accelerated vesting of time-based RSUs, performance-based RSUs, and stock options will be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to you after taking into account the Excise Tax and any additional taxes you would pay if such payments and benefits were not reduced. If a reduction in cash severance and/or acceleration of vesting is so required, then, unless you elect a different order of reduction in advance (to the extent such an election may be made without resulting in any tax, penalty or interest under Code Section 409A), any cash severance payable in installment payments will be reduced first (with the installments scheduled to be paid latest in time reduced first), then any cash severance payable as a lump sum shall be reduced, then any accelerated vesting of equity incentive awards will be reduced (with time-based RSUs, performance-based RSUs, and stock options to be reduced in that order with the reduction made first as to the awards scheduled to vest latest in time).

(c) Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A). To the extent that this Agreement is subject to Internal Revenue Code Section 409A, you and Yahoo! agree that the terms and conditions of this Agreement will be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code, you will not be entitled to any payments in connection with the termination of your employment until the date which is six (6) months and one (1) day after your Termination Date (or, if earlier, the date of your death) and any payment otherwise due in such period will be made within the thirty (30) day period following the six (6) month anniversary of your Termination Date (or, if earlier, within the thirty (30) day period after the date of your death). The provisions of this paragraph will only apply if, and to the extent, required to comply with Code Section 409A. For purposes of Code Section 409A, each payment made under this letter is designated as a “separate payment” within the meaning of Code Section 409A.

Change in Control Severance. Notwithstanding the foregoing provisions, in the event that you are otherwise entitled to receive severance benefits in connection with a termination of your employment under both this Agreement and the Company’s Change in Control Employee Severance Plan, as amended, or any successor plan thereto (the “CIC Plan”), you will receive either the cash severance and COBRA payments provided under the CIC Plan or under this Agreement, whichever is greater, but in no event will you be entitled to receive such benefits under both the CIC Plan and this Agreement.

By executing this Agreement, you and the Company agree that Section 2.7 of the CIC Plan, as it applies to any benefits you may receive thereunder, is hereby amended, effective immediately, to provide that, if the period of 60 business days following the Severance Date (as defined in the CIC Plan) referred to in such section spans two calendar years, the Benefit Commencement Date (as defined in the CIC Plan) will occur in the second of the two calendar years.

Amendment. Except as provided in the next sentence, this Agreement may be amended only by a written agreement signed by both you and by an authorized officer of the Company. Effective as of December 31, 2013 or the end of any subsequent year, the Company may modify this Agreement in any manner, provided (1) the Company has notified you of the pending modification at least ninety days in advance of the proposed effective date of such modification, and (2) your employment is not terminated by the Company prior to the effective date of any such modification in circumstances that entitle you to severance under this Agreement.

Entire Agreement. This Agreement, together with the agreements that evidence any equity-based awards granted to you by Yahoo!, constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning such subject matter including, but not limited to, any provisions relating to severance and/or acceleration of equity detailed in your offer letter. The CIC Plan and any Employee Confidentiality and Assignment of Inventions Agreement (or similar agreement) are outside the scope of the foregoing integration provision.

At-Will Employment. Nothing in this letter alters the at-will nature of your employment relationship with Yahoo! or creates a contract for employment for a specified period of time. Either you or Yahoo! may terminate the employment relationship at any time, with or without cause and with or without advance notice.

IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO                      BY                     , 2011.

Sincerely,

YAHOO! INC.

By:
NAME
TITLE
Yahoo! Human Resources

I accept and agree to the terms and conditions outlined in this Agreement.

Employee name	Date